Exhibit 99.1

FOR IMMEDIATE RELEASE
Altisource Residential Corporation Announces New
Asset Management Agreement with Altisource Asset Management Corporation;
Declares Quarterly Cash Dividend and Appoints George Ellison as President

FREDERIKSTED, U.S. Virgin Islands, March 31, 2015 (GLOBE NEWSWIRE) – Altisource Residential Corporation (“Residential” or the “Company”) (NYSE: RESI) today announced that it has entered into a new Asset Management Agreement (“AMA”) with Altisource Asset Management Corporation (“AAMC”).

Highlights of the new AMA are as follows:

•
Results in substantial management fee savings to Residential compared to the previous asset management agreement, and is expected to be immediately accretive to the Company’s earnings. The new fee structure will replace the existing fee structure, as follows:

◦
An annual base management fee equal to 1.5% of Residential’s invested capital, payable quarterly in arrears, potentially increasing to a base management fee of up to 2% of invested capital, based on the number of Residential’s rented homes;

◦
A quarterly incentive management fee equal to 20% of the amount by which Residental’s return on invested capital exceeds a hurdle return rate of between 7% and 8.25% (based on the 10-year treasury rate), potentially increasing to an incentive management fee of up to 25% of such amount, based on the number of Residential’s rented homes; and

◦	A quarterly conversion fee equal to 1.5% of the market value of the single-family homes leased by Residential for the first time during the quarter.

•
Provides for an initial term of 15 years with two potential five-year extensions, subject to the Company’s achieving an average annual return on invested capital of at least 7%, thereby providing protection for Residential and creating a strong alignment of interests between Residential and AAMC.

•	Provides Residential the flexibility to pay up to 25% of the incentive management fee to AAMC in shares of common stock, further aligning both companies’ interests.
The Company also announced that its Board of Directors has declared a quarterly cash dividend of $0.55 per share of common stock. Residential will pay this quarterly dividend on April 23, 2015 to all stockholders of record as of the close of business on April 13, 2015.

In addition, the Company announced the appointment of George G. Ellison as President of the Company, effective immediately. Ashish Pandey will continue to serve as the Company’s Chief Executive Officer. Mr. Ellison also serves as the Chief Executive Officer of AAMC. Prior to joining AAMC, Mr. Ellison had been employed for 19 years at Bank of America and its predecessor, Nationsbank. Mr. Ellison held several roles over his career at Bank of America, most recently being the executive leading the team that managed the valuation and disposition of Bank of America's legacy mortgage loan portfolio and a leading member of Bank of America's Special Initiatives team that worked to resolve Bank of America's representation and warranty litigation. Prior to his most recent roles, Mr. Ellison was Global Head of the Structured Products division within Bank of America's Investment Banking platform. His responsibilities involved all Structured Products including RMBS, ABS, ABCP Conduit and CMBS securities, among others.

David B. Reiner, Chairman of the Board of Residential, commented, “We are pleased to have negotiated a new asset management agreement that will provide the Company with substantial financial and structural benefits. We are also excited that George has become a part of our management team. George brings over 30 years of high-level banking and mortgage experience to our Company. We believe that his leadership qualities and the relationships he has developed over a successful career will have a very positive impact on the Company.”

Robert A. Stanger & Co., Inc. provided the Board with a fairness opinion regarding the new AMA.

Webcast and conference call

The Company will host a webcast and conference call on Wednesday, April 1, 2015, at 10:00 a.m. Eastern Time to discuss the new AMA and Residential’s financial results for the fourth quarter and full year of 2014. The conference call will be webcast live over the internet from the Company’s website at www.altisourceresi.com and can be accessed by clicking on the “Shareholders” link.

About Residential

Residential is focused on providing affordable rental homes to families throughout the United States. It acquires single-family properties primarily through the purchase of distressed mortgage loan portfolios. Residential’s strategy is to work with borrowers to modify and refinance loans to keep them in their homes and convert the majority of unmodified loans into renovated rental properties. Additional information is available at www.altisourceresi.com.

Forward Looking Statements
This press release contains forward-looking statements that involve a number of risks and uncertainties. Those forward-looking statements include all statements that are not historical fact, including statements about management’s beliefs and expectations. Forward-looking statements are based on management’s beliefs as well as assumptions made by and information currently available to management. Because such statements are based on expectations as to future economic performance and are not statements of historical fact, actual results may differ materially from those projected. Residential undertakes no obligation to update any forward-looking statements whether as a result of new information, future events or otherwise. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to: Residential’s ability to implement its business plan; Residential’s ability to leverage strategic relationships on an efficient and cost-effective basis; its ability to compete; general economic and market conditions; governmental regulations, taxes and policies; availability of adequate and timely sources of liquidity and financing and other risks and uncertainties detailed in the “Forward-Looking Statements,” “Risk Factors” and other sections of Residential’s annual reports on Form 10-K, its quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission.
CONTACT:        Robin N. Lowe
        Chief Financial Officer
T: 1-345-815-9919
        E: Robin.Lowe@AltisourceAMC.com